UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 29, 2006
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Furnished as Exhibit 99.1 hereto, and incorporated by reference herein, is a presentation made by the management of Ford Motor Company (herein "Ford," the "Company," "we," "us" or "our") on November 29, 2006 to prospective lenders and investors under a planned five-year senior secured revolving credit facility of approximately $8 billion and a planned senior secured term loan of approximately $7 billion, both of which we announced we were pursuing on November 27, 2006.

Furnished as Exhibit 99.2 hereto, and incorporated by reference herein, is a nonbinding term sheet setting forth the significant terms and conditions of the senior secured credit facilities referred to above.

Item 8.01. Other Events.

As indicated in the presentation referred to above, for the fourth quarter of 2006, we expect Automotive operating-related cash outflows of about $3 billion and restructuring cash expenditures of between $500 million and $1 billion. Including the planned financings described in the presentation, we expect that we will have Automotive gross cash (i.e., cash, cash equivalents, loaned and marketable securities and short-term Voluntary Employee Beneficiary Association ("VEBA") assets) and committed credit lines totaling approximately $38 billion at year-end 2006.

During the period 2007 through 2009, we expect cumulative Automotive operating-related cash outflows of about $10 billion and cumulative cash expenditures for restructuring actions of about $7 billion. More than half of this $17 billion cash outflow is expected to occur in 2007. This cash outflow primarily reflects substantial operating losses in our Automotive sector through 2008 and cash expenditures incurred in connection with personnel separations. It also reflects our expectation to continue to invest in new products throughout this period at about the same level as we have during the past few years, or approximately $7 billion annually.

In addition to any proceeds to be received from the term loan financing transaction referred to above, and potentially other capital market transactions of approximately $3 billion (which may include unsecured notes convertible into Ford common stock), over this three-year period we expect Automotive cash inflows of about $4 billion, reflecting the use of $3 billion in long-term VEBA assets, proceeds from receipt of government tax refunds and affiliate tax payments, and proceeds from planned divestitures of Aston Martin and Automobile Protection Corporation, offset partially by pension contributions.

Beginning in 2007, we expect our indirect, wholly-owned subsidiary, Ford Motor Credit Company ("Ford Credit"), to suspend its regular dividend payments. Also in 2007, we anticipate a deterioration in overall total Company earnings, resulting primarily from decreased earnings at Ford Credit (associated with lower financing margins, lower credit loss reserve reductions, and the effect of lower average receivable levels) and increased interest costs associated with a higher level of debt at Ford. During 2008 and 2009, we anticipate that Ford Credit's profitability will improve from 2007 levels.

For a definition and discussion of "operating-related cash flow," see the information under the heading "Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Automotive Sector" in Part I, Item 2 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 ("2006 Third Quarter 10-Q Report").

Forward-looking statements herein regarding our financial plans or performance are based on expectations and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, market conditions and the other factors described under the heading "Management's Discussion and Analysis of Financial Condition and Result of Operations - Risk Factors" in our 2006 Third Quarter 10-Q Report.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Furnishing

Exhibit 99.1	Presentation dated November 29, 2006	Furnished with this Report

Exhibit 99.2	Term Sheet for Senior Secured Credit Facilities	Furnished with this Report

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: November 29, 2006	By:	/s/Peter J. Sherry, Jr.
Peter J. Sherry, Jr.
Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 99.1	Presentation dated November 29, 2006

Exhibit 99.2	Term Sheet for Senior Secured Credit Facilities